Exhibit 99.1

AIR T, INC. ANNOUNCES RESIGNATION OF BRETT REYNOLDS, CHIEF FINANCIAL OFFICER

DENVER, N.C., March 28, 2019 -- AIR T, INC. (NASDAQ:AIRT), a diversified holding company organized as a portfolio of powerful businesses and financial assets that operate independently yet interrelated, today announced the resignation of Brett Reynolds, its Chief Financial Officer.

On March 25, 2019, Brett Reynolds, Air T Senior Vice President and Chief Financial Officer, informed the Company that he expects to resign his employment with the Company on or about April 12, 2019 to accept a position at another company. Said Mr. Reynolds, “As a long-time medical device industry veteran, I have an opportunity to return to the medical device industry as the CFO of a US-based company that is a leader in laser micro manufacturing for the life sciences, and which was recently acquired by a private equity firm as a platform for an acquisition-driven strategy. As I was intending to remain with Air T for the long term, it is with mixed feelings that I make this decision. I will always fondly remember my time at Air T and will be cheering on the Company as it continues to execute and grow.” Nick Swenson, Air T Chairman and CEO, said: “We are disappointed to see Brett leave, but understand the uniqueness of the opportunity in front of him; we thus fully support his decision and wish him well.”

The Board of Directors has retained an executive search firm and has commenced a search for Mr. Reynold’s successor. The Company’s Chief Accounting Officer, Candice Otey, will continue as Chief Accounting Officer.

ABOUT AIR T, INC.

Established in 1980, AIR T, INC. is a powerful portfolio of businesses and financial assets, each of which operate independently yet interrelated. The Company’s four core segments are: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and commercial aircraft asset management and logistics. Our ownership interests are designed to expand, strengthen and diversify AIR T, INC.’s cash earnings power. Our goal is to build on AIR T, INC.’s core businesses, and when appropriate, to expand into adjacent and other industries that we believe fit into the AIR T, INC. portfolio. For more information, visit www.airt.net.

Forward-Looking Statements

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company’s customers, the Company’s ability to recover on its investments, including its investments in Delphax and other recently acquired companies, the timing and amounts of future orders under the Company’s Global Ground Support subsidiary’s contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

AIR T, INC.

Mark Jundt

General Counsel

mjundt@airt.net

612-405-6272

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